Exhibit 99.1

The following press release was issued on September 21 2007:

FOR IMMEDIATE RELEASE

COMPUDYNE CORPORATION ANNOUNCES COMPLETION OF

SALE TO GORES PATRIOT HOLDINGS, INC.

ANNAPOLIS, MD, September 21, 2007—CompuDyne Corporation (NASDAQ: CDCY) announced today the completion of the merger of the Company with Patriot Acquisition Corp., an affiliate of The Gores Group, LLC.

Gores Patriot Holdings, Inc. completed the acquisition of CompuDyne Corporation pursuant to the short-form merger procedure available under Nevada law. In this merger, Patriot Acquisition Corp., a wholly owned subsidiary of Gores Patriot Holdings, merged with and into CompuDyne Corporation, and CompuDyne Corporation became a wholly owned subsidiary of Gores Patriot Holdings, Inc. As a result of the merger, each outstanding share of CompuDyne Corporation’s common stock was cancelled and converted into the right to receive $7.00 per share, net to the seller in cash and without interest.

As a result of this transaction, CompuDyne Corporation’s common stock will cease trading on the NASDAQ Global Market at market close today, September 21, 2007, and will thereafter be delisted. Shareholders who hold shares of CompuDyne’s common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker. As soon as practicable, Continental Stock Transfer, the paying agent appointed by The Gores Group, will send information to all CompuDyne shareholders of record, explaining how they can surrender their shares of CompuDyne common stock in exchange for $7.00 in cash, without interest and less any applicable withholding taxes. Shareholders of record should await this information before surrendering their shares.

About CompuDyne:

CompuDyne Corporation is a leading provider of products and services to the public security market with 2006 revenues of $147.5 million. CompuDyne operates in four distinct segments in this marketplace: Institutional Security Systems, Attack Protection, Integrated Electronics and Public Safety and Justice. CompuDyne’s customers include several divisions of federal, state and local governmental agencies and corporate clientele. For more information, please visit www.CompuDyne.com.

About The Gores Group:

Founded in 1987, The Gores Group, LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm’s current private equity fund has committed equity capital of $1.3 billion. Headquartered in Los Angeles, California, The Gores Group, LLC maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.